Exhibit 99
For immediate release:	Contact: Mariann Caprino
September 6, 2002	(212) 733-4554

PREGABALIN DRUG APPLICATION TO BE SUBMITTED

TO U.S. AND EUROPEAN REGULATORS IN 2003

NEW YORK, September 6 - Pfizer Inc announced today that it has determined that it will not submit an application with the Food and Drug Administration (FDA) relating to pregabalin prior to year-end 2002. Peter B. Corr, Pfizer's senior vice president, Science and Technology, said, "the Company expects to submit an application in Europe in March 2003 and subsequently in the U.S. The application will seek approval for use in add-on epilepsy, neuropathic pain and generalized anxiety disorders. This short delay will allow us to amplify the submission with requested toxicological mechanistic studies. We are confident pregabalin will meet all necessary testing requirements, and the additional studies, we believe, will enhance the review process and subsequent approval for the drug."

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals and many of the world's best-known consumer brands.

DISCLOSURE NOTICE: The information contained in this document is as of September 6, 2002. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan" "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the expiration of the Company's patents; trends toward managed care and health care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits; contingencies related to actual or alleged environmental contamination; the Company's ability to protect its intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to obtain the anticipated results and synergies from our announced proposed acquisition of Pharmacia and the increased uncertainty created by the integration of the two businesses, as well as the timing and success of the announced exploration of strategic options of the Adams, Schick-Wilkinson Sword, and Tetra businesses. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its periodic reports on Forms 10-Q and 8-K (if any).

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